Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Globe Specialty Metals, Inc.:
We consent to the use of our report dated October 31, 2008 with respect to the consolidated balance sheet of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, included herein in the Registration Statement No. 333-152513, Amendment No. 4.
We consent to the use of our report dated June 25, 2008 with respect to the consolidated balance sheets of Globe Specialty Metals, Inc., formerly known as International Metals Enterprises, Inc., as of June 30, 2006, December 31, 2005 and December 31, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the six months ended June 30, 2006, the year ended December 31, 2005 and for the period from December 23, 2004 (inception) to December 31, 2004, included herein in the Registration Statement No. 333-152513, Amendment No. 4.
We consent to the use of our report dated July 18, 2008 with respect to the consolidated balance sheet of Globe Metallurgical, Inc. and subsidiaries (Predecessor) as of November 12, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the period from July 1, 2006 to November 12, 2006, included herein in the Registration Statement No. 333-152513, Amendment No. 4.
We consent to the reference to our firm under the heading “Experts” in the Registration Statement No. 333-152513, Amendment No. 4.
/s/ KPMG LLP
Columbus, Ohio
July 27, 2009